RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                            CONSOLIDATED HYDRO, INC.


     1. The existing name of the Corporation is Consolidated Hydro, Inc. Effective upon the filing of this Restated Certificate of Incorporation, the new name of the Corporation will be [CHI Energy, Inc.].

     2. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 18, 1985 under the name Consolidated Hydro, Inc. and was amended by Certificates of Amendment filed with the Secretary of State on August 23, 1985, December 26, 1985 and January 30, 1987. In addition, a Restated Certificate of Incorporation was filed with the Secretary of State on April 29, 1992 and was amended by Certificates of Amendment filed with the Secretary of State on June 17, 1993 and December 12, 1996.

     3. This Restated Certificate of Incorporation, which restates and further amends the Restated Certificate of Incorporation as currently in effect, is made and filed pursuant to the order of the United States Bankruptcy Court (the "Bankruptcy Court"), District of Delaware, (_______________________________) No.
[_____________], and the Plan of Reorganization confirmed therein (the "Plan of Reorganization") in connection with the reorganization of the Corporation under Title 11 of the United States Code and in accordance with Sections 103 and 303 of the General Corporation Law of the State of Delaware.

     4. This Restated Certificate of Incorporation shall become effective at 9:00 a.m. on ___________, 1997.

     5. The Corporation's Restated Certificate of Incorporation, as previously amended and as currently in effect, is hereby restated and further amended so as to read in its entirety as follows:






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          FIRST: The name of the Corporation is:

                               [CHI Energy, Inc.]

          SECOND: The address of the Corporation's registered office in the State of Delaware is No. 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.

          FOURTH: (a) The total number of shares of capital stock which the Corporation shall have authority to issue is 30 million shares. Of these shares,
(i) 20 million shares shall be shares of Common Stock, having a par value of $0.01 per share (the "Common Stock"), and which shares of Common Stock shall be divided into two classes, ____ shares of which shall be shares of Class A Common Stock ("Class A Common Stock") and ____ shares of which shall be shares of Class B Common Stock ("Class B Common Stock"), and (ii) 10 million shares shall be shares of Preferred Stock, having a par value of $0.01 per share (the "Preferred Stock").

          Except as otherwise provided by applicable law or by this Restated Certificate of Incorporation, the shares of capital stock of the Corporation, regardless of class, may be issued by the Corporation from time to time in such amounts, for such lawful consideration and for such corporate purpose(s) as the Board of Directors may from time to time determine.

          FIFTH: The powers, preferences and rights, and the qualifications, limitations and restrictions of the Common Stock are as follows:

          (a) Voting. With respect to all matters on which holders of Common Stock shall be entitled to vote, except as otherwise required by applicable law, the holders of record of outstanding shares of Class A Common Stock and the holders of record of outstanding shares of Class B Common Stock shall vote (together with the holders of any outstanding shares of Preferred Stock entitled to vote with the Class A Common Stock and the Class B Common Stock) without regard to class, and each holder of a share of Class



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
A Common Stock shall be entitled to cast one vote in person or by proxy in respect of each share of Class A Common Stock held in such holder's name, and each holder of a share of Class B Common Stock shall be entitled to cast 1/100th of one vote in person or by proxy in respect of each share of Class B Common Stock held in such holder's name.

          (b) Dividends. Subject to the rights of the holders of any series of outstanding Preferred Stock, and subject to applicable law, holders of shares of Class A Common Stock and holders of shares of Class B Common Stock shall be entitled to receive such dividends and other distributions as may be declared by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; provided that if a dividend or other distribution in respect of any Common Stock is declared or paid by the Corporation (which declaration and payment shall be solely in the discretion of the Board of Directors), including, but not limited to, dividends or other distributions payable in cash, Common Stock or options, rights or warrants to purchase Common Stock or securities exercisable or exchangeable for or convertible into Common Stock, or other securities or property of the Corporation, such dividend or other distribution shall be declared and paid to the holders of Class A Common Stock and Class B Common Stock, and the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall be entitled to receive the same amount per share of any such dividends and other distributions in cash, securities or property of the Corporation (and with respect to dividends or distributions not in cash, in the same form); provided, however, that nothing in this Article FIFTH shall prevent the declaration and payment of a dividend or other distribution of shares of Class A Common Stock (or securities exercisable or exchangeable for, or convertible into, shares of Class A Common Stock) only to holders of Class A Common Stock concurrently with the declaration and payment of a dividend or other distribution of shares of Class B Common Stock (or securities exercisable or exchangeable for, or convertible into, shares of Class B Common Stock) only to holders of Class B Common Stock so long as, immediately following such dividend or other distribution, the number of shares of Class A Common Stock and Class B Common Stock then outstanding bears the same relationship to each other as did the number of shares of Class A Common Stock and Class B Common Stock outstanding immediately prior to such dividend or other distribution; and provided, further, however, that nothing in this Article



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
FIFTH shall prevent the declaration and payment of a dividend or other distribution of shares of Class A Common Stock in respect of shares of Class B Common Stock and the declaration and payment of a dividend or other distribution of shares of Class B Common Stock in respect of shares of Class A Common Stock.

          (c) Split, Subdivision, Combination or Reclassification. In the case of any split (including by means of stock dividend), subdivision, combination or reclassification of Class A Common Stock or Class B Common Stock, the shares of Class A Common Stock or Class B Common Stock, as the case may be, shall also be split (including by means of stock dividend), subdivided, combined or reclassified so that the number of shares of Class A Common Stock and Class B Common Stock outstanding immediately following such split, subdivision, combination or reclassification shall bear the same relationship to each other as did the number of shares of Class A Common Stock and Class B Common Stock outstanding immediately prior to such split, subdivision, combination or reclassification.

          (d) Liquidation, Dissolution, Mergers, etc. In the event of any liquidation, dissolution or winding-up (either voluntary or involuntary) of the Corporation, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to receive the assets, property and cash, as applicable, of the Corporation available for distribution, after the satisfaction of all obligations and debts then outstanding to creditors of the Corporation and subject to any preference or rights of participation of any Preferred Stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them, respectively, without regard to class. In the event of any merger, consolidation, or other business combination or extraordinary corporate transaction in which any consideration is to be received by the holders of Class A Common Stock or the holders of Class B Common Stock, the holders of Class A Common Stock and the holders of Class B Common Stock shall receive the same form and amount of consideration on a per share basis.

          (e) Rights Otherwise Identical. Except as expressly set forth in this Article FIFTH, the rights of the holders of Class A Common Stock and the rights of the holders of Class B Common Stock shall in all respects, for all purposes and in all circumstances be absolutely and completely identical.



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
          (f) Issuance of Common Stock. The Board of Directors may from time to time authorize by resolution the issuance of any or all shares of Class A Common Stock and Class B Common Stock herein authorized in accordance with the terms and conditions set forth in this Restated Certificate of Incorporation for such purposes, in such amounts, to such persons (including existing stockholders in the form of a dividend or other pro rata distribution), corporations or entities, and for such consideration all as the Board of Directors in its discretion may determine and without any vote or other action by the holders of Class A Common Stock or Class B Common Stock, except as otherwise required by law.

          SIXTH: Shares of Class B Common Stock shall automatically be converted by the Corporation into shares of Class A Common Stock, as follows:

          (a) Conversion of Existing Shares of Class B Common Stock into Shares of Class A Common Stock. Each share of Class B Common Stock automatically shall be converted, on a share-for-share basis, into one duly authorized, validly issued, fully paid and nonassessable share of Class A Common Stock, upon consummation of any transfer, assignment or similar disposition of such Class B Common Stock. No share of Class A Common Stock shall be converted into a share of Class B Common Stock.

          (b) Exchange of Certificates Evidencing Class B Common Stock for Certificates Evidencing Class A Common Stock. Promptly (and in no event later than five days) following the consummation of any transfer, assignment or similar disposition described in subparagraph (a) of this Article SIXTH such that shares of Class B Common Stock automatically are converted into shares of Class A Common Stock (an "Event of Conversion"), the record holder of such shares of Class B Common Stock so converted shall surrender the certificate (or certificates) therefor, duly endorsed in blank or accompanied by proper instruments of transfer, at the principal office of the Corporation or of any transfer agent for the Class A Common Stock, and, together with such surrender, shall deliver written notice to the Corporation, at such office: (i) stating that an Event of Conversion has occurred, (ii) specifying the Event of Conversion, (iii) identifying the number of shares of Class B Common Stock that automatically have been so converted, and (iv) setting forth the name or names (with addresses) and denominations in which the certificate (or certificates) for shares of



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
Class A Common Stock shall be issued (including instructions for delivery thereof). Delivery of such notice together with the certificate (or certificates) formerly representing the Class B Common Stock shall obligate the Corporation to promptly (and in any case not later than 20 business days after receipt of such notice) issue a certificate (or certificates) formerly representing such shares of Class A Common Stock. Thereupon, the Corporation or its transfer agent shall issue and deliver at such stated address to such holder or to the transferee of shares of Class B Common Stock so converted a certificate (or certificates) for the number of Class A Common Stock to which such holder or transferee is entitled, registered in the name of such holder, the designee of such holder or transferee as specified in such notice.

          An Event of Conversion shall be deemed to have occurred as of 5:00 p.m., Eastern time, on the date on which the transaction(s) resulting in the occurrence of an Event of Conversion have been consummated (such time being the "Conversion Time"). The person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes by the Corporation as the record holder of such shares of Class A Common Stock at and as of the Conversion Time, and the right of such person as a holder of Class B Common Stock shall cease and terminate at and as of the Conversion Time, in each case without regard to any failure by the holder to deliver the certificates or the notice required by this subparagraph (b).

          (c) Reclassifications; Recapitalizations, etc. In the event of a reclassification, recapitalization or other similar transaction as a result of which the shares of Class A Common Stock are converted into another security, then a holder of Class B Common Stock shall be entitled to receive upon the occurrence of an Event of Conversion the amount of such other security into which the Class A Common Stock has been converted that such holder would have received if such Event of Conversion had occurred immediately prior to the record date or effective time, as applicable, of such reclassification or other similar transaction.

          (d) Unconverted Shares; Notice Required. In the event of the automatic conversion of fewer than all the shares of Class B Common Stock evidenced by a certificate surrendered to the Corporation in accordance with the procedures of this Article SIXTH, the Corporation shall



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
execute and deliver to, upon the written order of, the holder of such unconverted shares, without charge to such holder, a new certificate evidencing the number of shares of Class B Common Stock not converted.

          (e) Retired Shares. Shares of Class B Common Stock that automatically are converted into shares of Class A Common Stock as provided herein shall be retired and canceled, and shall have the status of authorized but unissued shares of Class B Common Stock.

          (f) Reservation. The Corporation shall reserve and keep available, out of its authorized and unissued shares of Class A Common Stock, for the purposes of effecting conversions pursuant to this Article SIXTH, such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion, in full, of all outstanding shares of Class B Common Stock; provided, however, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Common Stock by delivery of purchased shares of Class A Common Stock which are held in the treasury of the Corporation. All the shares of Class A Common Stock so issuable shall, when so issued, be duly authorized, validly issued, fully paid and nonassessable, and free and clear from any and all liens, security interests, pledges, hypothecations, encumbrances and charges whatsoever. The Corporation shall take all actions as may be necessary to ensure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the shares of Class A Common Stock are or may be listed, or of any inter-dealer quotation system of a registered national securities association upon which the shares of Class A Common Stock are or may be listed or included for quotation.

          SEVENTH: Preferred Stock may be issued in one or more series as may be determined from time to time by the Board of Directors. Authority is hereby expressly granted to the Board of Directors to authorize the issuance of one or more series of Preferred Stock, and, subject to Article NINTH, to fix by resolution or resolutions providing for the issue of each such series the voting powers, designations, preferences, and relative, participating, optional, redemption, conversion, exchange or other special rights, qualifications, limitations or restrictions of such series,



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
and the number of shares in each series, to the full extent now or hereafter permitted by applicable law.

          EIGHTH: The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as otherwise provided by applicable law or by the resolution or resolutions adopted by the Board of Directors designating the relative rights, powers, options and preferences of a series of Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of the Corporation's stockholders at which they are not entitled to vote. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other right or claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

          NINTH: The Corporation shall not create, designate, authorize or cause to be issued any class or series of nonvoting stock. For purposes of this Article NINTH, any class or series of stock, including any series of Preferred Stock, that has only such voting rights as are mandated by the General Corporation Law of the State of Delaware, shall be deemed to be nonvoting stock subject to the restrictions of this Article NINTH.

          TENTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Restated Certificate of Incorporation, the Board of Directors may adopt, repeal, alter or amend the By-laws of the Corporation by vote of a majority of the entire Board of Directors (measured as if there were no vacancies). Notwithstanding any other provisions of this Restated Certificate of Incorporation or any Preferred Stock Designation (as defined below) or any provision of law, which might otherwise permit a lesser vote or no vote, but in addition to any requirements of law and any other provisions of this Restated Certificate of Incorporation or any Preferred Stock Designation, the Corporation's stockholders may not adopt, amend, alter or repeal any provision of the By-laws of the Corporation, except by the affirmative vote of the holders of not less than 66-2/3% in voting power of the then outstanding Voting



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Shares (as defined below), voting together as a single class.

          ELEVENTH: (a) A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as amended from time to time. Neither amendment nor repeal of this subparagraph (a) nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this subparagraph (a) shall eliminate or reduce the effect of this subparagraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this subparagraph (a), would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

          (b) Each person who was or is made a party or is threatened to be made a party to or is involved in any manner in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Corporation or a director or elected officer of a Subsidiary, shall be indemnified and held harmless by the Corporation in accordance with and to the fullest extent permitted from time to time by the General Corporation law of the State of Delaware as the same exists or may hereafter be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect, and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors or is a proceeding to enforce such person's claim to indemnification pursuant to the rights granted by this Article ELEVENTH. The Corporation shall pay the expenses incurred by such person in defending any such



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proceeding in advance of its final disposition upon receipt (unless the
Corporation upon authorization of the Board of Directors waives such requirement to the extent permitted by applicable law) of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article ELEVENTH or otherwise.

          (c) The rights to indemnification and advancement of expenses provided by, or granted pursuant to, this Article ELEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the this Restated Certificate of Incorporation, provision of the By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise. No repeal, modification or amendment of, or adoption of any provision inconsistent with, this Article ELEVENTH, nor, to the fullest extent permitted by applicable law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto with respect to any events that occurred prior to the time of such repeal, amendment, adoption or modification.

          (d) The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, partner, member, employee, trustee or agent of the Corporation, or a Subsidiary (as defined below) or of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation law of the State of Delaware.

          (e) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any person who is or was an employee or agent (other than a director or officer) of the Corporation or a Subsidiary and to any person who is or was serving at the request of the Corporation or a Subsidiary as a director, officer, partner, member, employee, trustee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation or a Subsidiary, to the fullest



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extent of the provisions of this Article ELEVENTH with respect to the indemnification of and advancement of expenses to directors and officers of the Corporation.

          (f) If any provision or provisions of this Article ELEVENTH shall be held invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, the legality and enforceability of the remaining provisions of this Article ELEVENTH (including, without limitation, each portion of any subparagraph or clause of this Article ELEVENTH containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article ELEVENTH (including, without limitation, each such portion of any subparagraph of this Article ELEVENTH containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

          (g) Any notice, request or other communication required or permitted to be given to the Corporation under this Article ELEVENTH shall be in writing and either delivered in person or sent by telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.

          TWELFTH: For the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and its directors and stockholders:

          (a) Except as otherwise fixed by or pursuant to provisions hereof relating to the rights of the holders of any class or series of Capital Stock having a preference over Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of directors of the Corporation initially shall be fixed at 7 directors, the exact number to be fixed from time to time by the affirmative vote of the holders of a majority of the voting power of the outstanding Voting Shares.




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          (b) Except as otherwise fixed by or pursuant to provisions hereof relating to the rights of the holders of any class or series of Capital Stock having a preference over Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification or other cause shall be filled either (i) by the affirmative vote of a majority of the remaining directors then in office, even if constituting less than a quorum of the Board of Directors, or (ii) by action of the holders of a majority of the voting power of the outstanding Voting Shares, and any vacancies on the Board of Directors resulting from the removal of any director (or directors) shall be filled by action of the holders of a majority of the voting power of the outstanding Voting Shares. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the term in which the new directorship was created or the vacancy occurred and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting the entire Board of Directors shall shorten the term of any incumbent director.

          (c) Any or all of the directors may be removed, with or without cause, by the holders of a majority of the voting power of the outstanding Voting Shares.

          THIRTEENTH: Any action required or permitted to be taken by the Corporation's stockholders must be effected either (i) at a duly called annual or special meeting of such holders or (ii) without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of record of the issued and outstanding Capital Stock of the Corporation having at least that number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and the writing or writings are filed with the permanent records of the Corporation, such action to be effective immediately upon delivery of such consent to the Corporation or as provided by law. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given as required by applicable law. At any annual or special meeting of the Corporation's stockholders, only such business shall be conducted as properly shall have been brought before such



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
meeting in the manner provided by the By-laws of the Corporation.

          FOURTEENTH: Notwithstanding any other provision of this Restated Certificate of Incorporation, any Preferred Stock Designation (as defined below), or any provision of law, which might otherwise permit a lesser vote or no vote, but in addition to any requirements of law, any other provisions of this Restated Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of not less than 66-2/3% of the voting power of the outstanding Voting Shares, voting together as a single class, shall be required to alter, amend or repeal this Restated Certificate of Incorporation.

          FIFTEENTH: For purposes of this Restated Certificate of Incorporation, the following capitalized terms shall have the following respective meanings:

          (a) "Preferred Stock Designation" means a certificate filed with the Secretary of State of the State of Delaware to evidence the designation of any series of Preferred Stock of the Corporation established by resolution of the Board of Directors pursuant to authority granted in this Restated Certificate of Incorporation.

          (b) "Voting Shares" means all shares of capital stock of the Corporation entitled to vote generally in the election of directors.

          (c) "Capital Stock" means any and all shares of corporate stock.

          (d) "Disinterested Director" means a director of the Corporation who is not and was not a party to the proceeding or matter in respect of which indemnification is sought by the claimant.

          (e) "Subsidiary" means a corporation, a majority of the capital stock of which is owned directly or indirectly by the Corporation, other than directors' qualifying shares.




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
          IN WITNESS WHEREOF, Consolidated Hydro, Inc. has caused this Restated Certificate of Incorporation to be signed by [________], its [_______], and attested by [_______], its [_______], this [__] day of [______], 1997.

                                       CONSOLIDATED HYDRO, INC.


                                       By:_________________________________
                                          Name:
                                          Title:
Attest:


____________________________
Name:
Title:



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